Exhibit 99.1

Chaparral Energy Releases Third Quarter Results, STACK Production Increases 12 Percent

Oklahoma City, November 14, 2017 — Chaparral Energy, Inc. (OTCQB: CHPE) announced its third quarter 2017 financial and operational results today. Highlights for the quarter include:

•	Incurred a net loss of $19.1 million, which includes a loss on derivatives of $15.4 million
•	Increased total revenues of $76 million, compared to $74 million in the second quarter of 2017
•	Delivered adjusted EBITDA of $44.3 million, which is a four percent quarter-over-quarter increase compared to $42.5 million in the second quarter of 2017(1)
•	Grew STACK production 12 percent on a quarter-over-quarter and 34 percent on a year-over-year basis to 10.3 thousand barrels of oil equivalent per day (MBoe/d), with total production of 24.5 MBoe/d
•	Entered into a definitive sale agreement for its North Burbank and Texas Panhandle Enhanced Oil Recovery (EOR) assets for $170 million
•	Announced a $100 million STACK drilling joint venture with Bayou City Energy

“The third quarter was a historic one for Chaparral as we essentially completed our transition to a pure-play STACK operator with the signing of a definitive agreement for the sale of our North Burbank and Texas Panhandle EOR assets,” said Chaparral Chief Executive Officer Earl Reynolds. “Proceeds from the sale will be used to fully repay the outstanding $149.2 million balance of our term loan, with the balance of the proceeds then being used as a repayment on our credit facility. This focus on debt reduction demonstrates our commitment to maintaining a strong balance sheet and increasing our overall liquidity, both of which are critical in a low-price environment.”

“In addition, we announced a joint drilling venture with Bayou City Energy, which will fund 100-percent of the drilling and completion costs associated with 30 STACK wells in Garfield and Canadian counties,” said Reynolds. “This partnership, made possible by Bayou City’s strong belief in the quality of our assets, allows us to maintain a strong balance sheet and low-

cost structure, while simultaneously accelerating the development of our STACK portfolio and de-risking these key areas.”

“Overall, I am extremely proud of our team’s ability to continue to execute at such a high level. Our solid STACK results coupled with our recent transactions have us well positioned to finish the year strong and enjoy long-term success as we provide substantial returns for our shareholders,” said Reynolds.

Operations Summary
During the third quarter, Chaparral focused the vast majority of its operated capital in Oklahoma’s highly economical STACK Play. The company brought eight new STACK wells on production, of which four were in the Meramec, three in the Osage and one in the Oswego.

Overall, the company produced 24.5 MBoe/d during the third quarter of 2017, of which 55 percent was oil, 17 percent was NGLs and 28 percent natural gas. This represents a three percent year-over-year increase, compared to 23.8 MBoe/d during the third quarter of 2016. This was primarily driven by growing production in the STACK, which recorded approximately 10.3 MBoe/d during the third quarter of 2017. This marks a 34 percent year-over-year increase and a 12 percent quarter-over-quarter increase in Chaparral’s STACK production.

“We continue to see outstanding growth in our STACK program,” said Reynolds. “As a result of our team’s hard work and focused execution and outstanding well results, we increased our daily production by almost 35 percent compared to the third quarter of 2016 to 10.3 MBoe/d. We are extremely excited about the long-term growth potential the STACK provides for Chaparral. With more than 3,500 locations in this lucrative play, we have decades of outstanding drilling opportunities ahead of us.”

EOR Asset Sale
Chaparral entered into a definitive agreement to sell its North Burbank and Texas Panhandle EOR assets for $170 million in cash, subject to customary closing conditions. The agreement also provides for contingent payments to Chaparral through December 2020 on a portion of the buyer’s unhedged production volumes, where the price received is higher than the buyer’s hedged prices. Current estimated production associated with these assets is 5,700 Boe/d, while lease operating expense (LOE) is $18.25 per Boe. The transaction is expected to close in November, subject to customary closing conditions.

The proceeds from the sale of Chaparral’s EOR assets will be used to further increase the company’s liquidity as it will fully repay the outstanding $149.2 million balance on its new term loan and the balance of the proceeds will then be used as a repayment of the company’s credit facility. Chaparral has also received confirmation that its bank lending group has reaffirmed the company’s $225 million borrowing base of its bank credit facility following the sale of its EOR assets and associated monetization of certain commodity derivatives.

STACK Drilling Joint Venture
The company announced a Joint Development Agreement (JDA) with Bayou City Energy, which will fund 100 percent of the drilling and completion costs associated with 30 STACK wells. The wells are subject to average well cost caps that vary by well-type across location and targeted formations, resulting in a maximum capital commitment of approximately $100 million. The JDA wells, which will be drilled and operated by Chaparral, include 17 wells in Canadian County and 13 wells in Garfield County, with the ability to expand the partnership to drill additional wells in the future.

In exchange for funding, Bayou City Energy will receive wellbore-only interest in each well totaling an 85 percent working interest until the program reaches a 14 percent internal rate of return. Once achieved, ownership interest in all wells will revert such that Chaparral will own a 75 percent working interest and Bayou City Energy will retain a 25 percent working interest of Chaparral’s leasehold interest in each well. Chaparral will retain all acreage and reserves outside of the wellbore, with both parties paying LOE based on relative ownership interests.

Financial Summary
Chaparral’s total revenue for the third quarter of 2017 was $76 million, a modest quarter-over-quarter increase compared to $74 million in the second quarter of 2017. This increase was primarily due to increases in production and commodity prices.

The average realized price for crude oil was flat, going from $46.68 per barrel in the previous quarter to $46.64 per barrel in the third quarter of 2017. Including cash settlements from oil derivatives, the realized price for crude oil was $51.49 per barrel compared to $51.76 per barrel in the second quarter of 2017. The realized price of NGLs increased 14 percent from $19.66 per barrel in the previous quarter to $22.40 per barrel in the third quarter of 2017. The realized price of natural gas was $2.53 per thousand cubic feet (Mcf), a decrease from $2.69 per Mcf in the second quarter of 2017.

Total LOE was $24.2 million for the third quarter of 2017, compared to $23.1 million for the second quarter of 2017. Total LOE/Boe, including STACK, legacy and EOR operations increased slightly from $10.58 per Boe in the second quarter of 2017 to $10.73 per Boe in the third quarter of 2017. This was primarily driven by increasing service industry costs. Chaparral’s STACK LOE/Boe was $4.23 in the third quarter of 2017.

Production taxes were $4.5 million compared to $3.4 million in the second quarter of 2017. Transportation and processing costs were $2.9 million for the quarter, compared to $3.1 million in the second quarter of 2017.

The company’s net general and administrative (G&A) expense during the third quarter of 2017 was $9.9 million or $4.40 per barrel compared to $9 million or $4.12 per barrel in the second quarter of 2017. This increase was driven by the recording of stock compensation expenses, which is a non-cash item.

The company recorded a net loss of $19.1 million or 42 cents per share for the third quarter, primarily driven by hedge losses of approximately $15.4 million.

Chaparral’s adjusted EBITDA for the third quarter was $44.3 million, which is a four percent quarter-over-quarter increase compared to $42.5 million in the second quarter of 2017.

Balance Sheet and Liquidity
The company’s capital expenditures for the third quarter of 2017 were $50.5 million, with $34.3 million spent in the STACK, $5.1 million spent on additional STACK acreage acquisitions and $11.1 million spent on its EOR and Other (legacy) operational categories.

As of September 30, 2017, Chaparral had $153 million outstanding on its credit facility and liquidity of $93.6 million, consisting of $71.2 million undrawn capacity on its credit facility and $22.4 million of cash.

Call Details

Chaparral’s third quarter 10-Q is available on the Investor section of the company’s website at chaparralenergy.com/investors and the Securities and Exchange Commission at sec.gov. The company will hold its financial and operating results call this morning, November 14 at 10 a.m. Central. Interested parties may access the call toll-free at 866-548-4713 and ask for the Chaparral Energy conference call 10 minutes prior to the start time. The conference ID number is 1321103. A live webcast of the call will also be available on the company’s website at chaparralenergy.com/investors and a recording of the call will be available on the page shortly after its conclusion.

Statements made in this release contain “forward-looking statements.” These statements are based on certain assumptions and expectations made by Chaparral, which reflect management’s experience, estimates and perception of historical trends, current conditions, anticipated future developments, potential for reserves and drilling, completion of current and future acquisitions, and growth, benefits of acquisitions, future competitive position and other factors believed to be appropriate. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices, the uncertain economic conditions in the United States and globally, the decline in the reserve values of our properties that may result in ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, the timing of development expenditures and drilling of wells, the impact of natural disasters on our present and future operations, the impact of government regulation and the operating hazards attendant to the oil and natural gas business. Please read “Risk Factors” in our annual reports, form 10-K or other public filings. We undertake no duty to update or revise these forward-looking statements.

About Chaparral
Chaparral is an independent oil and natural gas exploration and production company headquartered in Oklahoma City. Founded in 1988, Chaparral is a leading Mid-Continent operator with focused operations in Oklahoma’s highly economic STACK Play, where it has approximately 110,000 net acres and more than 3,500 potential drilling locations primarily in Kingfisher, Canadian and Garfield counties. The company has potential total production reserves of more than 1 billion barrels of oil equivalent and more than 350,000 net surface acres in the Mid-Continent region. For more information, please visit chaparralenergy.com.

Media Contact
Brandi Wessel

Manager – Communications

405-426-6657

brandi.wessel@chaparralenergy.com

Investor Contact
Joe Evans

Chief Financial Officer

405-426-4590

joe.evans@chaparralenergy.com

Operating Results Data (Unaudited)

	Successor		Predecessor
	Three months	Three months	Three months
	ended	ended	ended
(in thousands, except share and per share data)	September 30, 2017	June 30, 2017	September 30, 2016
Revenues - commodity sales	$75,947	$74,048	$65,847
Costs and expenses:
Lease operating	24,209	23,059	22,291
Transportation and processing	2,942	3,067	2,429
Production taxes	4,536	3,383	2,174
Depreciation, depletion and amortization	32,167	30,851	29,624
Loss on impairment of other assets	—	—	202
General and administrative	9,924	8,973	1,519
Cost reduction initiatives	34	115	89
Total costs and expenses	73,812	69,448	58,328
Operating income	2,135	4,600	7,519
Non-operating (expense) income:
Interest expense	(5,283)	(5,051)	(7,436)
Derivative (losses) gains	(15,448)	23,474	—
Other income (expense), net	376	(551)	(129)
Net non-operating (expense) income	(20,355)	17,872	(7,565)
Reorganization items, net	(858)	(1,070)	(5,504)
(Loss) income before income taxes	(19,078)	21,402	(5,550)
Income tax expense (benefit)	37	37	(59)
Net (loss) income	$(19,115)	$21,365	$(5,491)
Earnings per share:
Basic for Class A and Class B	$(0.42)	$0.47	*
Diluted for Class A and Class B	$(0.42)	$0.47	*
Weighted average shares used to compute earnings per share:
Basic for Class A and Class B	44,982,142	44,982,142	*
Diluted for Class A and Class B	44,982,142	44,982,142	*

Consolidated Balance Sheet

	Successor	Predecessor
(dollars in thousands)	September 30, 2017	December 31, 2016
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$22,395	$186,480
Accounts receivable, net	63,952	46,226
Inventories, net	4,207	7,351
Prepaid expenses	2,161	3,886
Derivative instruments	8,130	—
Total current assets	100,845	243,943
Property and equipment, net	52,766	41,347
Oil and natural gas properties, using the full cost method:
Proved	707,938	4,323,964
Unevaluated (excluded from the amortization base)	599,885	20,353
Accumulated depreciation, depletion, amortization and impairment	(59,157)	(3,789,133)
Total oil and natural gas properties	1,248,666	555,184
Derivative instruments	5,990	—
Other assets	3,082	5,513
Total assets	$1,411,349	$845,987

Consolidated Balance Sheet – Continued

	Successor	Predecessor
(dollars in thousands)	September 30, 2017	December 31, 2016
	(unaudited)
Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable and accrued liabilities	$65,069	$42,442
Accrued payroll and benefits payable	9,466	3,459
Accrued interest payable	404	732
Revenue distribution payable	15,574	9,426
Long-term debt and capital leases, classified as current	4,758	469,112
Derivative instruments	—	7,525
Total current liabilities	95,271	532,696
Long-term debt and capital leases, less current maturities	319,696	—
Derivative instruments	—	5,844
Deferred compensation	561	—
Asset retirement obligations	60,614	65,456
Liabilities subject to compromise	—	1,284,144
Commitments and contingencies
Stockholders’ equity (deficit):
Predecessor preferred stock	—	—
Predecessor Class A Common stock	—	4
Predecessor Class B Common stock	—	3
Predecessor Class C Common stock	—	2
Predecessor Class E Common stock	—	5
Predecessor Class F Common stock	—	—
Predecessor Class G Common stock	—	—
Predecessor additional paid in capital	—	425,231
Successor preferred stock	—	—
Successor Class A Common stock	389	—
Successor Class B Common stock	79	—
Successor additional paid in capital	952,172	—
Accumulated deficit	(17,433)	(1,467,398)
Total stockholders' equity (deficit)	935,207	(1,042,153)
Total liabilities and stockholders' equity (deficit)	$1,411,349	$845,987

Consolidated Statements of Cash Flows (Unaudited)

	Successor	Predecessor
(in thousands)	Period from March 22, 2017 through September 30, 2017	Period from January 1, 2017 through March 21, 2017	Nine months ended September 30, 2016
Cash flows from operating activities
Net (loss) income	$(17,433)	$1,041,959	$(400,551)
Adjustments to reconcile net loss to net cash provided by operating activities
Non-cash reorganization items	—	(1,012,090)	—
Depreciation, depletion and amortization	66,432	24,915	94,396
Loss on impairment of assets	—	—	282,540
Write-off of Senior Note issuance costs, discount and premium	—	—	16,970
Derivative losses (gains)	4,089	(48,006)	9,468
Loss (gain) on sale of assets	876	(206)	128
Other	1,300	645	2,832
Change in assets and liabilities
Accounts receivable	(16,082)	198	(4,866)
Inventories	2,683	466	2,758
Prepaid expenses and other assets	2,560	(497)	(370)
Accounts payable and accrued liabilities	(13,369)	8,733	24,026
Revenue distribution payable	4,549	(1,875)	1,173
Deferred compensation	2,565	143	(5,384)
Net cash provided by operating activities	38,170	14,385	23,120
Cash flows from investing activities
Expenditures for property, plant, and equipment and oil and natural gas properties	(114,358)	(31,179)	(119,994)
Proceeds from asset dispositions	7,791	1,884	954
Proceeds from derivative instruments	15,143	1,285	90,590
Cash in escrow	42	—	49
Net cash used in investing activities	(91,382)	(28,010)	(28,401)
Cash flows from financing activities
Proceeds from long-term debt	33,000	270,000	181,000
Repayment of long-term debt	(1,154)	(444,785)	(1,563)
Proceeds from rights offering, net	—	50,031	—
Principal payments under capital lease obligations	(1,362)	(568)	(1,860)
Payment of other financing fees	—	(2,410)	—
Net cash provided by (used in) financing activities	30,484	(127,732)	177,577
Net (decrease) increase in cash and cash equivalents	(22,728)	(141,357)	172,296
Cash and cash equivalents at beginning of period	45,123	186,480	17,065
Cash and cash equivalents at end of period	$22,395	$45,123	$189,361

Adjusted EBITDA Reconciliation Non-GAAP

	Successor		Predecessor
(in thousands)	Three months ended September 30, 2017	Three months ended June 30, 2017	Three months ended September 30, 2016
Net (loss) income	$(19,115)	$21,365	$(5,491)
Interest expense	5,283	5,051	7,436
Income tax expense (benefit)	37	37	(59)
Depreciation, depletion, and amortization	32,167	30,851	29,624
Non-cash change in fair value of derivative instruments	22,236	(16,811)	—
Interest income	(4)	(5)	(50)
Stock-based compensation expense	2,776	—	(4,538)
Loss on sale of assets	13	863	195
Loss on impairment of assets	—	—	202
Restructuring, reorganization and other	892	1,185	89
Adjusted EBITDA	$44,285	$42,536	$27,408

Adjusted EBITDA Reconciliation Non-GAAP – Continued

	Successor	Predecessor
(in thousands)	Period from March 22, 2017 through September 30, 2017	Period from January 1, 2017 through March 21, 2017	Nine months ended September 30, 2016
Net (loss) income	$(17,433)	$1,041,959	$(400,551)
Interest expense	10,984	5,862	57,243
Income tax expense	75	37	165
Depreciation, depletion, and amortization	66,432	24,915	94,396
Non-cash change in fair value of derivative instruments	19,232	(46,721)	163,238
Gain on settlement of liabilities subject to compromise	—	(372,093)	—
Fresh start accounting adjustments	—	(641,684)	—
Upfront premiums paid on settled derivative contracts	—	—	(20,608)
Proceeds from monetization of derivatives with a scheduled maturity date more than 12 months from the monetization date excluded from EBITDA	—	—	(12,810)
Interest income	(9)	(133)	(140)
Stock-based compensation expense	2,776	155	(5,254)
Loss (gain) on sale of assets	876	(206)	128
Loss on impairment of assets	—	—	282,540
Write-off of debt issuance costs, discount and premium	—	1,687	16,970
Restructuring, reorganization and other	2,703	24,297	3,228
Adjusted EBITDA	$85,636	$38,075	$178,545